UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

CLEANTECH INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35002	98-0516425
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China	112616
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0410-6129922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

CleanTech Innovations, Inc. (the “Company”) has filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes (the “Certificate of Change”) with the Secretary of State of the State of Nevada to effect a one (1)-for-two and three-tenths (2.3) reverse stock split (the “Reverse Split”) of the authorized and issued and outstanding shares of its common stock, par value $0.00001 per share (the “Common Stock”). Pursuant to the Certificate of Change, the Reverse Split will become effective at 5:00 a.m. Eastern Standard Time on September 25, 2014 (the “Effective Time”).

The Reverse Split was duly approved by the Board of Directors of the Company without shareholder approval, in accordance with the authority conferred by Section 78.207 of the Nevada Revised Statutes. At the Effective Time, the Company’s Articles of Incorporation will also be deemed amended and the authorized number of shares of Common Stock will accordingly decrease from sixty-six million, six hundred sixty-six thousand, six hundred sixty-seven (66,666,667) shares to twenty-eight million, nine hundred eighty-five thousand, five hundred seven (28,985,507) shares.

Pursuant to the Certificate of Change, holders of the Common Stock will be deemed to hold one (1) post-split share of Common Stock for every two and three-tenths (2.3) shares of the Company’s issued and outstanding Common Stock held immediately prior to the Effective Time. No fractional shares of the Common Stock will be issued in connection with the Reverse Split. Stockholders who are entitled to a fractional post-split share will receive, in lieu thereof, one (1) whole post-split share.

Item 8.01	Other Events.

At the market opening on September 25, 2014, the Common Stock will be listed on the NASDAQ Stock Market on a split-adjusted basis. The Common Stock will continue to be listed under the symbol “CTEK.” The Common Stock will be listed under a new CUSIP number, 18451B309.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Change Pursuant to NRS 78.209 filed by the Company on September 10, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANTECH INNOVATIONS, INC.

Date: September 16, 2014	By:	/s/ Terry McEwen
	Name:	Terry McEwen
	Title:	Chief Executive Officer